Exhibit 5.1

[WMG Letterhead]

November 23, 2010

Warner Music Group Corp.

75 Rockefeller Plaza

New York, New York 10019

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel to Warner Music Group Corp., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of $20,000,000.00 of deferred compensation obligations (“Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the Warner Music Group Corp. Deferred Compensation Plan (the “Plan”).

I have examined the Registration Statement, the Plan, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity of original documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. For the purpose of this opinion, I have assumed that the Plan has been established and is intended to be maintained as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, (i) if and when the Obligations are issued in accordance with the terms and conditions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law) and (ii) the provisions of the Plan document comply with the requirements of ERISA applicable to “top-hat” plans.

I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and related judicial decisions interpreting the foregoing).

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement without implying or admitting that I am an “expert” within the meaning of the Securities Act, or other rules or regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Paul M. Robinson
PAUL M. ROBINSON, ESQ.